EXHIBIT 99.1
Grant Park Fund Weekly Commentary
For the Week Ended June 5, 2009

June 5, 2009	Weekly ROR[1]	Month-to-Date ROR[1]	Year-to-Date ROR[1]
Class A Units	-1.1%	-1.1%	-6.1%
Class B Units	-1.1%	-1.1%	-6.4%
Legacy 1 Class Units	-1.1%	-1.1%	-1.1%
Legacy 2 Class Units	-1.1%	-1.1%	-1.1%
GAM 1 Class Units	-1.4%	-1.4%	0.3%
GAM 2 Class Units	-1.4%	-1.4%	0.2%
GAM 3 Class Units	-1.5%	-1.5%	-0.2%

S&P 500 Total Return Index[2]	2.3%	2.3%	5.4%
Barclays Capital U.S. Long Government Index[2]	-3.8%	-3.8%	-15.7%

1	Subject to independent verification.
2	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary

Agriculturals/Softs:  Supply concerns continued to move prices higher in the grain markets last week.  In the softs markets, a strengthening of the U.S. dollar put pressure on the sugar markets, moving prices lower.

Currencies:  After hitting multi-month lows, the U.S. dollar experienced a strong uptrend last week.  The results of the U.S. unemployment report for May vastly exceeded market expectations and moved the dollar sharply higher against most counterparts.

Energy:  The crude oil markets responded very well to last week’s unemployment results as prices rallied to 7-month highs.  Speculators drove up crude oil prices following a number of positive economic indicators and rallies in the equity markets.

Equities:  Hopes of economic recovery drove most major equity indices higher last week.  A report which showed that U.S. payrolls for May declined at a slower rate than expected provided support for views that the global recession may be coming to an end.

Fixed Income:  Investors drove down debt markets last week as a result of speculation that central banks will raise interest rates in response to an improving global economy.  A strong U.S. dollar, equity rallies, and rising industrial demand all played a role in moving fixed-income markets lower.

Metals:   As a result of forecasts for stronger industrial demand, copper prices rallied nearly 4% last week.  In the precious metals sector, the gold markets sold off sharply in response to strength in the U.S. dollar.

Indices Overview 2
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.